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Exhibit 12.1

Cascades Inc.

Statement Re: Computation of Ratios

(dollars in millions)

	1998	1999	2000	2001	2002
Earnings:
Income from operations before taxes	$84	$118	$114	$155	$209
Plus fixed charges	94	91	94	93	81
Plus amortization of capitalized interest			2	2	2

Earnings	$178	$209	$210	$250	$292

Fixed Charges:
Interest expense, including amortization of debt issue costs	$89	$85	$89	$86	$72
Estimated interest factor of rental expense	5	6	5	7	9

Fixed Charges	$94	$91	$94	$93	$81

Ratio of Earnings to Fixed Charges(1)	1.89	2.30	2.23	2.68	3.60

(1)
For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

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  Exhibit 12.1
Cascades Inc. Statement Re: Computation of Ratios (dollars in millions)